Calculation of Filing Fee Tables
S-8
SM Energy Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	457(a)	5,308,135	$ 18.94	$ 100,536,076.90	0.0001381	$ 13,884.03
2	Equity	Common Stock, par value $0.01 per share	457(a)	274,470	$ 18.94	$ 5,198,461.80	0.0001381	$ 717.91
3	Equity	Common Stock, par value $0.01 per share	457(a)	794,732	$ 18.94	$ 15,052,224.08	0.0001381	$ 2,078.71
4	Equity	Common Stock, par value $0.01 per share	457(a)	992	$ 23.70	$ 23,510.40	0.0001381	$ 3.25
Total Offering Amounts:						$ 120,810,273.18		$ 16,683.90
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,683.90
Offering Note
[1]	The Amount Registered relates to (a) 5,308,135 shares of SM Energy Company's (the "Company's") common stock, par value $0.01 per share ("Common Stock") issuable under the Civitas Resources, Inc. 2024 Long Term Incentive Plan (the "2024 LTIP"), (b) 274,470 shares of Common Stock issuable under the Civitas Resources, Inc. 2021 Long Term Incentive Plan (the "2021 LTIP"), (c) 794,732 shares of Common Stock issuable under the Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan (the "Extraction 2021 LTIP"), and (d) 992 shares of Common Stock underlying options outstanding under the Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (the "2017 LTIP"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional shares of Common Stock that may become issuable pursuant to the adjustment provisions of, as applicable, the 2024 LTIP, the 2021 LTIP, the Extraction 2021 LTIP, and the 2017 LTIP, including stock splits, stock dividends or similar transactions, and any other securities with respect to which the outstanding shares are converted or exchanged. The Maximum Aggregate Offering Price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon (a) $18.94, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on January 26, 2026, with respect to assumed equity awards under the 2024 LTIP, 2021 LTIP, and Extraction 2021 LTIP and shares remaining available for issuance under the 2024 LTIP, and (b) $23.70, the price per share at which the assumed 996 option awards under the 2017 LTIP may be exercised.

[2]	See Offering Note 1.

[3]	See Offering Note 1.

[4]	See Offering Note 1.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A